Exhibit 99.1

Schlumberger Announces Full-Year and Fourth-Quarter 2016 Results

•	Fourth-quarter revenue of $7.1 billion increased 1% sequentially

•	Fourth-quarter GAAP loss per share, including charges of $0.42 per share, was $0.15

•	Fourth-quarter earnings per share, excluding charges was $0.27

•	Fourth-quarter cash flow from operations was $2.0 billion. Fourth-quarter free cash flow was $1.1 billion

•	Full-year cash flow from operations was $6.3 billion. Full-year free cash flow was $2.5 billion

•	Quarterly cash dividend of $0.50 per share approved

Houston, January 20, 2017 – Schlumberger Limited (NYSE:SLB) today reported results for full-year 2016 and the fourth quarter of 2016.

Full-Year Results

	(Stated in millions, except per share amounts)
	Twelve Months Ended		Change
	Dec. 31, 2016	Dec. 31, 2015	Year-on-year
Revenue	$27,810	$35,475	-22%
Pretax operating income	$3,273	$6,510	-50%
Pretax operating margin	11.8%	18.4%	-658 bps
Net income (loss) (GAAP basis)	$(1,687)	$2,072	n/m
Net income, excluding charges and credits*	$1,550	$4,290	-64%
Diluted EPS (loss per share) (GAAP basis)	$(1.24)	$1.63	n/m
Diluted EPS, excluding charges and credits*	$1.14	$3.37	-66%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.

n/m = not meaningful

Full-year 2016 revenue of $27.8 billion decreased 22% year-on-year, despite three quarters of activity from the Cameron Group that contributed $4.2 billion in revenue. Excluding Cameron, consolidated revenue declined 34%.

Full-year 2016 pretax operating income of $3.3 billion, including the $653 million contribution from the Cameron Group, decreased 50% year-on-year. Consolidated margin fell 658 basis points (bps) to 11.8%. Excluding Cameron, consolidated margin fell 727 bps to 11.1%.

Fourth-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	Sequential	Year-on-year
Revenue	$7,107	$7,019	$7,744	1%	-8%
Pretax operating income	$810	$815	$1,288	-1%	-37%
Pretax operating margin	11.4%	11.6%	16.6%	-21 bps	-523 bps
Net income (loss) (GAAP basis)	$(204)	$176	$(1,016)	n/m	-80%
Net income, excluding charges and credits*	$379	$353	$819	7%	-54%
Diluted EPS (loss per share) (GAAP basis)	$(0.15)	$0.13	$(0.81)	n/m	n/m
Diluted EPS, excluding charges and credits*	$0.27	$0.25	$0.65	8%	-58%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.

n/m = not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Fourth-quarter sequential revenue growth of 1% was driven by strong activity in the Middle East and North America, which was largely offset by continued weakness in Latin America and seasonal activity declines in Europe, CIS and Africa.

“Among the business segments, the fourth-quarter revenue increase was led by the Production Group, which grew 5% due to increased hydraulic fracturing activity in the Middle East and in North America land. Reservoir Characterization Group revenue increased 1% sequentially due to strong Testing & Process activity in Kuwait that outweighed the seasonal decline in Wireline activity in Norway and Russia. Drilling Group revenue was flat sequentially as continued strong directional drilling activity in North America land was offset by activity declines in Europe/CIS/Africa and Middle East & Asia. Cameron Group revenue was also flat sequentially, with growth in OneSubsea and Surface Systems offset by reduced product sales from Valves & Measurement and from a declining order backlog in Drilling Systems.

“Pretax operating margin was essentially flat sequentially at 11.4% as margin improvements in the Production and Drilling Groups were balanced by contractions in the Cameron and Reservoir Characterization Groups. In recent quarters, we have managed to stabilize our business from an activity and capacity standpoint, and this has subsequently allowed us to refine and reduce our support structure to reflect current activity and service pricing levels. This has led us to record a $536 million restructuring charge in the fourth quarter. We also recorded $139 million of charges relating to the Cameron integration and a currency devaluation loss in Egypt.

“We maintain our constructive view of the oil markets, as the tightening of the supply and demand balance continued in the fourth quarter, as seen by a steady draw in OECD stocks. This trend was further strengthened by the December OPEC and non-OPEC agreements to cut production, which should, with a certain lag, accelerate inventory draws, support a further increase in oil prices, and lead to increased E&P investments.

“We expect the growth in investments to initially be led by land operators in North America, where continued negative free cash flows seem less of a constraint, as external funding is readily available and the pursuit of shorter-term equity value takes precedence over full-cycle return on investment. E&P spending surveys currently indicate that 2017 NAM E&P investments will increase by around 30%, led by the Permian basin, which should lead to both higher activity and a long overdue recovery in service industry pricing.

“In the international markets, operators are more focused on full-cycle returns and E&P investments are generally governed by the operators’ free cash flow generation. Based on this, we expect the 2017 recovery in the international markets to start off more slowly, driven by the economic reality facing the E&P industry. This will likely lead to a third successive year of underinvestment, with a continued low rate of new project approvals and an accelerating production decline in the aging production base. These factors together are increasing the likelihood of a significant supply deficit in the medium term, which can only be avoided by a broad-based global increase in E&P spending, which we expect will start unfolding in the later parts of 2017 and leading into 2018.

“Against this backdrop and following nine consecutive quarters of relentless workforce reductions, cost cutting, and restructuring efforts, we are excited to restore focus on the pursuit of growth and improving returns. As we navigated this downturn, we have streamlined our cost and support structure, continued to drive the underlying efficiency and quality of our business workflows, expanded our offering through maintaining investments in R&E, and made a series of strategic acquisitions. The combination of these actions has enabled us to further strengthen our global market position during the downturn, which will enable us to maintain and extend our well established margin and earnings leadership in both North America and in all parts of the International markets going forward.

“While earnings growth continues to be a very important financial driver for us, full-cycle cash generation is even more critical, and here, we remain unique in the industry. Over the past two years of this downturn, we have generated $7.5 billion in free cash flow, which is more than the rest of our major competitors combined.

Furthermore, we have returned $8.0 billion to our shareholders through dividends and share buy-backs. This clearly demonstrates the full-cycle robustness of Schlumberger, the careful management of our business, and the strength of our executional capabilities.”

Other Events

During the quarter, Schlumberger repurchased 1.5 million shares of its common stock at an average price of $78.21 per share for a total purchase price of $116 million.

On January 5, 2017, Schlumberger announced the acquisition of Peak Well Systems, a leading specialist enterprise in the design and development of advanced downhole tools for flow control, well intervention, and well integrity.

On January 19, 2017, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on April 17, 2017 to stockholders of record on February 15, 2017.

Consolidated Revenue by Geography

	(Stated in millions)
	Three Months Ended		Change
	Dec. 31, 2016	Sept. 30, 2016	Sequential
North America	$1,765	$1,699	4%
Latin America	952	992	-4%
Europe/CIS/Africa	1,834	1,872	-2%
Middle East & Asia	2,494	2,385	5%
Eliminations & other	62	71	-13%

	$7,107	$7,019	1%

North America revenue	$1,765	$1,699	4%
International revenue	$5,280	$5,249	1%

Fourth-quarter revenue of $7.1 billion increased 1% sequentially with North America growing 4% and International increasing 1%.

North America

In North America, revenue increased 4% sequentially, on increased land activity while offshore declined. Excluding Cameron Group results, land revenue experienced double-digit growth driven by strong hydraulic fracturing activity as stage count increased, and higher uptake of Drilling & Measurements, Bits & Drilling Tools, and M-I SWACO products and services as rig count increased. Revenue on land in the US also posted double-digit growth on higher activity and a modest pricing recovery, while revenue in Western Canada grew strongly from a winter ramp-up in activity in addition to higher sales of artificial lift products. Revenue also increased from year-end WesternGeco multiclient seismic license sales that were, however, muted when compared to prior years. Sales from Valves & Measurement and Drilling Systems declined.

International Areas

International revenue increased 1% sequentially led by strong growth in the Middle East & Asia Area, which was partially offset by continued weakness in the Latin America Area and seasonal activity declines in the Europe/CIS/Africa Area.

Middle East & Asia Area revenue increased 5% sequentially. This was mainly due to strong fracturing and Integrated Production Services (IPS) activity on unconventional land resource developments and increased productivity from land seismic crews in Saudi Arabia. Revenue in Egypt increased from higher perforating, while Qatar grew from increased horizontal logging work. These increases, however, were partially offset by declines in Drilling & Measurements and Integrated Drilling Services (IDS) activity and lower equipment sales in the India GeoMarket as projects were completed and well campaigns delayed.

Revenue in the Latin America Area declined 4% sequentially, mainly in the Mexico & Central America GeoMarket where customer budget constraints led to a sharp drop in overall rig count that impacted onshore and offshore operations, affecting both deepwater and shallow-water projects. Revenue in Mexico also declined following the strong marine surveys and multiclient license seismic sales last quarter. Revenue in Argentina decreased as unconventional resource development work was affected by unfavorable weather conditions and other delays. These declines, however, were partially mitigated by strong drilling and project activity in the Peru, Colombia & Ecuador GeoMarket as the rig count increased by 46% following the rise in oil prices.

Europe/CIS/Africa Area revenue decreased 2% sequentially mainly due to the seasonal conclusion of peak summer drilling activity in Russia and exploration services campaigns in Norway that impacted all Technologies, led by Wireline, Drilling & Measurements, and M-I SWACO. The Sub-Saharan Africa GeoMarket contributed to the Area revenue decline as rigs demobilized and projects were completed, mainly in Angola and Congo. These decreases were partially offset by strong OneSubsea project activity and execution.

Reservoir Characterization Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	Sequential	Year-on-year
Revenue	$1,699	$1,689	$2,193	1%	-23%
Pretax operating income	$316	$322	$521	-2%	-39%
Pretax operating margin	18.6%	19.1%	23.8%	-49 bps	-519 bps

Reservoir Characterization Group revenue was $1.7 billion, with 76% coming from international operations. Revenue was 1% higher sequentially due to the ramp-up in activity on the early production facilities projects in Kuwait, higher Wireline perforating activity in Egypt, increased horizontal logging work in Qatar, and increased software license and maintenance sales. These effects were partially offset by the seasonal decrease in Wireline activity in the Northern Hemisphere.

Pretax operating margin of 19% decreased 49 bps sequentially as the increased contribution from software and maintenance sales was more than offset by the decline in high-margin Wireline exploration activities.

Reservoir Characterization Group performance was boosted by a number of Integrated Services Management (ISM) projects, new contract awards, technology deployments, and transformation efficiencies during the quarter.

In Ecuador, Schlumberger provided ISM for Petroamazonas EP and Sinopec to optimize drilling on the Tiputini project. The Bits & Drilling Tools ONYX* polycrystalline diamond compact (PDC) cutter and Stinger* conical diamond element technologies enabled better steerability and stability as well as longer and faster runs. In addition, Wireline Dielectric Scanner* multifrequency dielectric dispersion service directly measured water volume and textural rock information while the Dual-Packer Module isolated the interval for the MDT* modular formation dynamics tester tool. Furthermore, PowerJet Nova* extradeep penetrating shaped charges delivered improved efficiency. The customer reduced total drilling time to 7 1/2 days from the expected 11 days, equivalent to an estimated cost savings of $250,000.

In Egypt, Belayim Petroleum Company (Petrobel), a joint venture between Egyptian General Petroleum Corporation and IEOC Production B.V., awarded Schlumberger Testing & Process a contract valued at $70 million for the engineering, procurement, construction, commissioning, and operation of a facility for the Zohr gas field. The facility, which is expected to be completed 11 months from the date of the award, will provide accelerated production of gas during the first phase of the project. In addition, Testing & Process used a combination of technologies for Petrobel to complete a production test of the first offshore appraisal well of the Zohr discovery in the Shorouk block. Working at a water depth of 1,450 m, the production test string included a SenTREE 3* subsea test tree combined with Muzic* wireless telemetry technology, which activated the SCAR* inline independent reservoir fluid sampling and Quartet* downhole reservoir testing systems. The use of Testing Manager* well testing real-time data monitoring and collaboration software enabled real-time transient analysis and optimization of the well test program.

In Mexico, Pemex awarded WesternGeco a 2,400-km2 full-azimuth ocean-bottom-cable project over the Canin Suuk field in the shallow-water Bay of Campeche. The field is in an area with high prospectivity within their exploration portfolio and requires new seismic technology to provide better imaging due to its salt tectonics complexity. The WesternGeco vessel WG Tasman, newly converted to ocean-bottom operations, will use Q-Seabed* multicomponent seabed seismic technology that has a system designed to ensure uniform coupling in all directions. Acquisition began in 2016 and will continue for approximately one year.

Offshore Norway, Wireline introduced a combination of technologies for Lundin Norway to overcome challenging formation geology and reduce operating time in a well in the Barents Sea. The potential presence of large caves that were not visible via surface seismic imaging required the use of high-resolution imaging in, around, and beyond the borehole. Technologies included the hDVS distributed acoustic sensing (DAS) system using a wireline cable with integrated optical fibers, a Z-Trac* downhole vibrator, and a VSI* versatile seismic imager all within a single toolstring. The data acquired by having the vibrator and imager downhole enabled the customer to see potential hazards ahead of the drill bit and mitigate drilling risk. The DAS technology reduced operating time to 30 minutes compared with conventional VSP acquisition that can require up to eight hours.

Offshore the UAE, Testing & Process deployed a combination of technologies for Al Hosn Gas in the Hail and Gasha fields. The combination included an eFire-TCP* tubing-conveyed perforating electronic firing head and new perforation correlation technology, both enabled by Muzic* wireless telemetry. The wirelessly-enabled depth correlation was consistent with the traditional wireline gamma ray and casing collar locator method. In addition, real-time downhole data helped determine reservoir properties, assessed well performance during and after stimulation, and supported downhole sampling decisions to reduce the original well test program by 18 hours.

The transformation program enabled reductions in equipment numbers and tool reliability repair costs for Schlumberger by using Technology Lifecycle Management (TLM). In Saudi Arabia for example, Schlumberger at its Middle East Center for Reliability and Efficiency (CRE) in Dhahran implemented a new maintenance system for Testing & Process Services that decreased the overall cost of equipment repair by 48% and improved turnaround time by 21% in the first three months of operations. In Australia, WesternGeco deployed its newly developed eSource marine seismic energy source on the Amazon Conqueror for a multiclient survey. TLM methodology delivers seismic source reliability improvements for all WesternGeco sources including the eSource project which is using an acquisition technique that depends on high source reliability to ensure maximum operational efficiency. From 2014 to 2016, the reliability of WesternGeco sources improved 47%.

Drilling Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	Sequential	Year-on-year
Revenue	$2,013	$2,021	$2,953	—	-32%
Pretax operating income	$234	$218	$494	7%	-53%
Pretax operating margin	11.6%	10.8%	16.7%	81 bps	-511 bps

Drilling Group revenue of $2.0 billion, of which 76% came from the international markets, was flat sequentially as the continued strong directional drilling activity in North America land was offset by lower drilling activity in the International Areas. The improvement in North America revenue came from increased uptake of Drilling & Measurements, Bits & Drilling Tools, and M-I SWACO products and services. The decreased revenue in the International Areas was due to completed Drilling & Measurement and IDS projects in India and Iraq, while the winter slowdown in Russia and Norway affected Drilling & Measurements and M-I SWACO activity.

Pretax operating margin of 12% expanded 81 bps sequentially despite revenue being flat. This was due to pricing improvements from greater uptake of drilling technologies on increasing activity on land in the US which mainly affected Drilling & Measurements and Bits & Drilling Tools. Margin also expanded as a result of operational execution in IDS, M-I SWACO, and Bits & Drilling Tools and through continuing transformation-related benefits as resources were aligned to match the shape of the recovery.

A combination of IDS projects, contract awards, new technology deployments, and transformation efficiencies contributed to Drilling Group performance in the fourth quarter.

In the Gulf Cooperation Council (GCC) region, IDS delivered a 40% drilling performance improvement in the first three quarters of 2016 compared with non-integrated drilling services in similar fields. The improvement is based on the feet drilled per hour below the rotary table. This achievement was enabled by a combination of drilling technologies, such as PowerDrive Archer* high build rate and PowerDrive Xceed* ruggedized rotary steerable systems to optimize drilling times in horizontal wells and during extended reach drilling. This included the use of RigHour* multiwell drilling operational efficiency analysis, and ROPO* rate of penetration optimization software, which adjusts drilling parameters to maximize on-bottom drilling performance. Schlumberger combined these technologies with integrated workflows overseen by multidisciplinary domain experts in the Saudi Arabia and Abu Dhabi Drilling Technology Integration Centers to reduce both drilling and overall development costs.

In Norway, Statoil awarded Schlumberger an eight-year contract with optional periods to deliver integrated well construction services for one of its Cat-J jackup rigs being built for operations in the harsh environments and shallow wells of the Norwegian Continental Shelf. Schlumberger will provide planning and execution for directional drilling, measurement- and logging-while-drilling, mud logging, drilling and completion fluids, cementing, pumping, slot recovery and fishing, electrical wireline logging, waste management, completions, downhole mechanical isolation, mechanical well wash and tubing-conveyed perforating for the Gullfaks satellites field with operations planned for start-up later this year.

In the Norwegian sector of the North Sea, Drilling & Measurements used the GeoSphere* reservoir mapping-while-drilling service for ExxonMobil to map a complex injectite reservoir and effectively geosteer into target sands in the Balder field. Given two goals—avoid costly pilot holes in development wells that often failed to provide sufficient information to help land the producer wells and avoid setting the casing in thin injectite sands—GeoSphere technology mapped the top of the massive sands from more than 20 m total vertical depth above and detected the oil/water contact while landing the 12  1⁄4-in section before penetrating the reservoir. For the 8  1⁄2-in reservoir section, the customer was able to plan a geosteering strategy ahead of the bit by combining seismic interpretation and GeoSphere mapping results, and thus increased the productivity of the wells.

In West Texas, Drilling & Measurements used a combination of technologies to establish a new record in drilling performance for an operator in the Permian basin. The bottomhole assembly included PowerDrive Orbit* rotary steerable systems to optimize directional drilling and a DynaForce* high-performance drilling motor, which provides the highest torque at the bit and outperforms conventional motors in high-volume drilling. In addition, SlimPulse* retrievable MWD service provided direction, inclination, toolface, and gamma ray measurements in real time for mud-pulse telemetry. The customer drilled a 7,814-ft lateral in less than 22 hours, which surpassed the customer’s previous footage record in the Permian basin by 47%. As a result, the customer reduced drilling time by 18 hours compared with a previous lateral.

In Ecuador, a Drilling & Measurements PowerDrive*X6 rotary steerable system with customized Smith PDC bit technologies was deployed for Orion Energy to improve drilling performance in a well in the Ocano field. With remote support from experts at the Drilling Technology Integration Center, the operations team drilled 6,400 ft of the 16-in well section in 30 hours, increasing the rate of penetration (ROP) to 201 ft/hr compared with 136 ft/hr in similar wells, a 48% net increase. As a result, the customer saved approximately $100,000 in drilling costs by completing the well section two days earlier than originally planned.

In Egypt, Drilling & Measurements used the GeoSphere* reservoir mapping-while-drilling service for Belayim Petroleum Company (Petrobel), a joint venture between Egyptian General Petroleum Corporation and IEOC Production B.V., to eliminate a pilot hole in the Abu Rudeis field. An unconformity at the top of the oil-bearing sandstone initially required a pilot hole to determine intermediate casing depth while pressurized shales above the target zone required a high mud weight that made penetration of the target sand challenging due to potential mud circulation losses. GeoSphere technology used deep directional electromagnetic measurements to reveal subsurface bedding and fluid contact details more than 100 ft from the wellbore, which helped manage the geological uncertainty and drilling risk. By eliminating the pilot hole, the customer saved approximately $1.8 million.

In Russia, Bits & Drilling Tools used a combination of drillbit technologies for LLC LUKOIL-Komi, a subsidiary production enterprise of PAO LUKOIL, to eliminate four bit trips and increase the ROP in an offset well in the Kyrtaelskoye field in the Timano-Pechora region. ONYX 360* rolling PDC cutter technology increased bit durability due to its 360° of rotation while Stinger* conical diamond elements provided superior impact strength and wear resistance in this hard and highly abrasive sand formation. In addition, due to its modular design, the Drilling & Measurements PowerPak* steerable motor was customized to the drilling environment. As a result, the customer achieved an average ROP of 9.3 m/h, a 40% increase compared with the maximum ROP achieved in offset wells. Furthermore, the customer saved five days of operations by drilling the 8 5/8-in section in 15 days instead of the expected 20 days.

In the Neuquén basin in Argentina, M-I SWACO used KLA-SHIELD* enhanced-polymer water-base drilling fluid for Wintershall Argentina to drill a 3,281-ft lateral in a challenging formation defined by abnormally high pore pressure, natural fractures, stresses, and general geomechanical complexity. The KLA-SHIELD system optimized with STARGLIDE ROP-enhancing lubricant and DRILZONE rate-of-penetration-enhancing antiaccretion additive, provided an alternative to non-aqueous drilling fluids. In addition, VIRTUAL HYDRAULICS* drilling fluid simulation software traced the well trajectory, performed torque and drag simulations, evaluated the rheology in terms of equivalent circulating density, and optimized hole cleaning. The customer benefitted by drilling the well and lateral in 70 days without any caving, swelling, or tight wellbore issues.

The transformation program enabled an increase in reliability and efficiency as well as product and service delivery. Design, engineering, and maintenance teams in Drilling & Measurements at the Middle East CRE in Dhahran, Saudi Arabia, collaborated to create ruggedized modular housings for measurement-while-drilling tools and decrease their susceptibility to movement and wear in a high-shock environment. As a result, the reliability of ImPulse* integrated MWD platform tools increased 240% and the reliability of adnVISION* azimuthal density neutron service tools increased by 47% in the first six months of the CRE’s operation.

Production Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	Sequential	Year-on-year
Revenue	$2,179	$2,083	$2,632	5%	-17%
Pretax operating income	$132	$98	$302	34%	-56%
Pretax operating margin	6.0%	4.7%	11.5%	134 bps	-542 bps

Production Group revenue of $2.2 billion, of which 72% came from the international markets, was 5% higher sequentially from strong fracturing activity on unconventional resource developments on land in the Middle East, mainly in Saudi Arabia, and in North America where the land rig count and fracturing stage count increased. Revenue on land in the US increased both on volume and on a modest pricing recovery. Revenue in Western Canada grew from a seasonal winter ramp-up in activity in addition to higher sales of artificial lift products. Cementing revenue was up 30% mostly in North America and IPS grew three-fold primarily in the International Areas.

Pretax operating margin of 6% increased 134 bps sequentially on increased activity, which drove efficiency and better operational execution in the Middle East. The modest pricing recovery on land in the US also contributed to the margin expansion.

Production Group results benefitted from contract awards, new technology deployments, and transformation initiatives to improve operational efficiency during the quarter.

The Kuwait Oil Company awarded Schlumberger a contract for the supply and installation of ResFlow* inflow control devices to be used in sandstone reservoirs and in a 140-well carbonate development project. ResFlow technology helps maintain uniform inflow rates across the entire interval in openhole completions, even in the presence of permeability variations and thief zones. These two technically challenging developments require reliable equipment that can operate in complex wells in order to control and understand reservoir behavior.

In China, Well Services used a combination of technologies for the Schlumberger-CoPower joint venture to overcome a tight, under-pressurized gas reservoir in the Ordos basin. FiberFRAC* fiber-based fracturing fluid technology created a fiber network within the fracturing fluid, providing a mechanical means to transport and place the proppant. In addition, composite fluid from BroadBand* unconventional reservoir completion services minimized potential screenouts and optimized proppant distribution. The customer achieved an average production of nearly 2,280 Mscf/d for 11 wells compared with six offset wells that used conventional fracturing fluids and had an average production of 812 Mscf/d.

In the UAE, Well Services HiWAY* flow-channel fracturing technique and UltraMARINE* seawater-base fracturing fluid were deployed in an offshore environment to stimulate low-permeability, high-stress source rock for Dubai Petroleum. Eight proppant fracturing jobs were successfully placed with over half a million pounds pumped. These are the first multistage, offshore source rock hydraulic fracturing treatments done in the world, and the eight jobs were completed in 40 hours.

In Ecuador, Well Services used the Invizion Evaluation* well integrity service for Consortium Shushufindi to overcome wellbore integrity challenges in the Shushufindi field. The integration of multiwell data using the Techlog* wellbore software platform enabled Invizion Evaluation technology to identify post-placement channeling and differential crossflow between target sands. After optimization of the original drilling program with improved cement formulation and additives, the well showed no sign of post-placement channeling. As a result, the customer avoided potential remedial operational costs equivalent to $450,000.

Offshore Indonesia, Schlumberger used the MZ-Xpress* system for performing multizone fracturing and gravel packing for ENI on the Jangkrik project. Two MZ-Xpress systems were each installed in a single trip to provide multizone sand control in a well featuring five producing layers across two different casing sizes. The customer saved approximately 6.5 days of rig time over four zones of completion, equivalent to $5.1 million in cost savings.

In North America, the transformation enabled decreases in the cost of asset ownership and improved operating efficiencies for Well Services. To optimize the inventory of materials and supplies, a new Supply Planning organization analyzed spend data to ensure stock is on hand for commonly used items and maximized sharing opportunities. In June 2016, only four months after its creation, the organization reduced stock on hand by 20%. Moreover, the use of Logistics Control towers that centralize management and delivery of field supplies, such as proppant for hydraulic fracturing operations, minimized costs for operating locations by conducting all of the planning, tactical sourcing, and purchase-order generation to ensure cost-effective service delivery of proppant to the field. Since opening in late 2014, these control towers have saved the Company $250 million in trucking costs.

In North Texas, the transformation enabled Well Services to improve tool reliability and reduce maintenance costs. The CRE in Denton implemented prognostic health management (PHM), using real-time pump data collected from field locations. During the six months after implementation, PHM achieved an estimated $6 million of savings in operation costs.

Cameron Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015*	Sequential	Year-on-year
Revenue	$1,346	$1,341	$2,088	—	-36%
Pretax operating income	$188	$215	$354	-13%	-47%
Pretax operating margin	14.0%	16.0%	17.0%	-207 bps	-298 bps

*	Fourth-quarter 2015 is presented on a pro forma basis for comparative purposes.

Cameron Group revenue of $1.3 billion, of which 71% came from international markets, was flat sequentially. Among the Group’s businesses, OneSubsea reported an 11% sequential increase from strong project activity and execution in the Europe/CIS/Africa and Latin America Areas, while Surface Systems posted strong sales in the Middle East. These increases, however, were offset by a decline in revenue in Drilling Systems driven by falling backlog and lower bookings. Valves & Measurement was also lower following the prior quarter’s strong international shipments.

Pretax operating margin of 14% declined 207 bps sequentially due to the drop in high-margin Drilling Systems project volume.

Cameron Group secured multiple strategic contract awards, including the industry’s longest deepwater subsea multiphase boosting tieback and contracts to reduce the total cost of ownership for offshore equipment.

Murphy Exploration & Production Company–USA, a subsidiary of Murphy Oil Corporation, awarded the Subsea Integration Alliance the industry’s first deepwater integrated subsea engineering, procurement, construction, installation, and commissioning (EPCIC) multiphase boosting system contract for the Dalmatian field in the US Gulf of Mexico. It will be the industry’s longest deepwater subsea multiphase boosting tieback and the first EPCIC project award for the Subsea Integration Alliance, which was formed in July 2015 between OneSubsea, Schlumberger, and Subsea 7. The contract scope includes the supply and installation of subsea multiphase boosting, topside and subsea controls, and a 35-km integrated power and control umbilical. Offshore installation activities are scheduled to begin in 2018.

Statoil awarded OneSubsea an engineering, procurement, and construction contract to supply the subsea production system for the Utgard gas and condensate field in the North Sea. Contract scope includes a subsea template manifold system, two subsea wellheads and vertical monobore subsea trees, production control system, and associated intervention and workover tooling. Working in close collaboration with Statoil, OneSubsea will develop a new subsea wellhead system that is suitable for the fairly shallow waters of the Utgard field. OneSubsea and Statoil have already worked together to qualify a vertical monobore subsea tree as a standardized solution for Statoil’s subsea developments. The vertical trees, which are part of the contract deliverables, will be assembled and tested at the OneSubsea facility in Horsøy, Norway.

Transocean awarded Schlumberger two 10-year pressure control equipment management service contracts valued at more than $350 million. The first contract includes Schlumberger management of Transocean’s Cameron risers in the US Gulf of Mexico as well as storage, maintenance, inspection, repair, recertification, and data-driven riser management on the rigs. The second contract entails the provision of a comprehensive suite of Schlumberger solutions to maintain and service blowout preventer systems and other pressure control equipment for nine Transocean ultra-deepwater and harsh environment drilling rigs. These contracts will help to reduce total cost of ownership for offshore equipment and increase uptime associated with pressure control equipment via integrated technical, operational, and commercial solutions.

In Saudi Arabia, Valves & Measurement was selected by multiple engineering, procurement, and construction companies led by Saudi KAD to provide and install over $40 million of GROVE* ball valves and LEDEEN* actuators to support key pipeline projects related to the Master Gas Phase II and Fadhili Gas programs. Schlumberger in-Kingdom facilities and support for commissioning and execution activities positioned Cameron to be the ideal partner for this project.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2016	2015	2016	2015

Revenue	$7,107	$7,744	$27,810	$35,475
Interest and other income	47	81	200	236
Expenses
Cost of revenue	6,193	6,292	24,110	28,321
Research & engineering	261	276	1,012	1,094
General & administrative	99	132	403	494
Impairments & other (1)	599	2,136	3,172	2,575
Merger & integration (1)	76	—	648	—
Interest	139	91	570	346

Income (loss) before taxes	$(213)	$(1,102)	$(1,905)	$2,881
Taxes on income (loss) (1)	(19)	(113)	(278)	746

Net income (loss)	$(194)	$(989)	$(1,627)	$2,135
Net income attributable to noncontrolling interests	10	27	60	63

Net income (loss) attributable to Schlumberger (1)	$(204)	$(1,016)	$(1,687)	$2,072

Diluted earnings (loss) per share of Schlumberger (1)	$(0.15)	$(0.81)	$(1.24)	$1.63

Average shares outstanding	1,391	1,259	1,357	1,267
Average shares outstanding assuming dilution	1,391	1,259	1,357	1,275

Depreciation & amortization included in expenses (2)	$1,016	$963	$4,094	$4,078

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Dec. 31, 2016	Dec. 31, 2015
Current Assets
Cash and short-term investments	$9,257	$13,034
Receivables	9,387	8,780
Other current assets	5,283	5,098

	23,927	26,912
Fixed income investments, held to maturity	238	418
Fixed assets	12,821	13,415
Multiclient seismic data	1,073	1,026
Goodwill	24,990	15,605
Intangible assets	9,855	4,569
Other assets	5,052	6,060

	$77,956	$68,005

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,016	$7,727
Estimated liability for taxes on income	1,188	1,203
Short-term borrowings and current portion of long-term debt	3,153	4,557
Dividends payable	702	634

	15,059	14,121
Long-term debt	16,463	14,442
Deferred taxes	1,880	1,075
Postretirement benefits	1,495	1,434
Other liabilities	1,530	1,028

	36,427	32,100
Equity	41,529	35,905

	$77,956	$68,005

Liquidity

	(Stated in millions)
Components of Liquidity	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015
Cash and short-term investments	$9,257	$10,756	$13,034
Fixed income investments, held to maturity	238	354	418
Short-term borrowings and current portion of long-term debt	(3,153)	(3,739)	(4,557)
Long-term debt	(16,463)	(17,538)	(14,442)

Net debt (1)	$(10,121)	$(10,167)	$(5,547)

Details of changes in liquidity follow:

Periods Ended December 31,	Twelve Months 2016	Fourth Quarter 2016	Twelve Months 2015
Net income (loss) before noncontrolling interests	$(1,627)	$(194)	$2,135
Impairment and other charges, net of tax	3,236	583	2,218

	$1,609	$389	$4,353
Depreciation and amortization (2)	4,094	1,016	4,078
Pension and other postretirement benefits expense	187	48	438
Stock-based compensation expense	267	57	326
Pension and other postretirement benefits funding	(174)	(47)	(346)
Change in working capital	416	639	(478)
Other	(138)	(89)	434

Cash flow from operations (3)	$6,261	$2,013	$8,805

Capital expenditures	(2,055)	(654)	(2,410)
SPM investments	(1,031)	(162)	(953)
Multiclient seismic data capitalized	(630)	(133)	(486)

Free cash flow (4)	2,545	1,064	4,956

Stock repurchase program	(778)	(116)	(2,182)
Dividends paid	(2,647)	(696)	(2,419)
Proceeds from employee stock plans	415	71	448

	(465)	323	803

Business acquisitions and investments, net of cash acquired plus debt assumed	(4,022)	(156)	(478)
Discontinued operations - settlement with US Department of Justice	—	—	(233)
Other	(87)	(121)	(252)

(Increase) decrease in Net Debt	(4,574)	46	(160)
Net Debt, beginning of period	(5,547)	(10,167)	(5,387)

Net Debt, end of period	$(10,121)	$(10,121)	$(5,547)

(1)	“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for, or superior to, total debt.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of approximately $850 million and $810 million during the twelve months ended December 31, 2016 and 2015, respectively, and $150 million during the fourth quarter of 2016. Also includes approximately $100 million of transaction-related payments associated with the acquisition of Cameron during the twelve months ended December 31, 2016.
(4)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the Company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the Company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for, or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Full-Year and Fourth-Quarter 2016 Earnings Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; net income before noncontrolling interests and charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Fourth Quarter 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(213)	$(19)	$10	$(204)	$(0.15)

Workforce reduction	234	6	—	228
Facility closure costs	165	40	—	125
Costs associated with exiting certain activities	98	23	—	75
Merger & integration	76	14	—	62
Currency devaluation loss in Egypt	63	—	—	63
Contract termination costs	39	9	—	30

Schlumberger net income, excluding charges & credits	$462	$73	$10	$379	$0.27

	Third Quarter 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$200	$10	$14	$176	$0.13

Amortization of purchase accounting inventory fair value adjustment	149	45	—	104
Merger-related employee benefits and professional fees	46	10	—	36
Other merger and integration-related	42	5	—	37

Schlumberger net income, excluding charges & credits	$437	$70	$14	$353	$0.25

	Fourth Quarter 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(1,102)	$(113)	$27	$(1,016)	$(0.81)

Fixed asset impairments	776	141	—	635
Workforce reduction	530	51	—	479
Inventory write-downs	269	27	—	242
Impairment of SPM project in Colombia	182	36	—	146
Facility closures	177	37	—	140
Geopolitical events	77	—	—	77
Contract termination costs	41	2	—	39
Other	84	7	—	77

Schlumberger net income, excluding charges & credits	$1,034	$188	$27	$819	$0.65

	(Stated in millions, except per share amounts)
	Twelve Months 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(1,905)	$(278)	$60	$(1,687)	$(1.24)

Fixed asset impairments	1,058	177	—	881
Workforce reduction	880	69	—	811
Inventory write-downs	616	49	—	567
Amortization of purchase accounting inventory fair value adjustment	299	90	—	209
Other merger and integration-related	211	37	—	174
Multiclient seismic data impairment	198	62	—	136
Facility closure costs	165	40	—	125
Merger-related employee benefits and professional fees	138	27		111
Costs associated with exiting certain activities	98	23	—	75
Currency devaluation loss in Egypt	63	—	—	63
Other restructuring charges	55	—	—	55
Contract termination costs	39	9	—	30

Schlumberger net income, excluding charges & credits	$1,915	$305	$60	$1,550	$1.14

	Twelve Months 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$2,881	$746	$63	$2,072	$1.63

Workforce reduction	920	107	—	813
Fixed asset impairments	776	141	—	635
Inventory write-downs	269	27	—	242
Impairment of SPM project in Colombia	182	36	—	146
Facility closures	177	37	—	140
Geopolitical events	77	—	—	77
Currency devaluation loss in Venezuela	49	—	—	49
Contract termination costs	41	2	—	39
Other	84	7	—	77

Schlumberger net income, excluding charges & credits	$5,456	$1,103	$63	$4,290	$3.37

Product Groups

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2016		Sept. 30, 2016		Dec. 31, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,699	$316	$1,689	$322	$2,193	$521
Drilling	2,013	234	2,021	218	2,953	494
Production	2,179	132	2,083	98	2,632	302
Cameron	1,346	188	1,341	215	—	—
Eliminations & other	(130)	(60)	(115)	(38)	(34)	(29)

Pretax operating income		810		815		1,288
Corporate & other		(245)		(267)		(179)
Interest income(1)		23		24		8
Interest expense(1)		(126)		(135)		(83)
Charges & credits		(675)		(237)		(2,136)

	$7,107	$(213)	$7,019	$200	$7,744	$(1,102)

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2016		Dec. 31, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$6,743	$1,228	$9,738	$2,465
Drilling	8,561	994	13,563	2,538
Production	8,709	528	12,311	1,570
Cameron	4,211	653	—	—
Eliminations & other	(414)	(130)	(137)	(63)

Pretax operating income		3,273		6,510
Corporate & other		(925)		(768)
Interest income(1)		84		30
Interest expense(1)		(517)		(316)
Charges & credits		(3,820)		(2,575)

	$27,810	$(1,905)	$35,475	$2,881

(1)	Excludes interest included in the Product Groups results.

Supplemental Information

1)	What is the capex guidance for the full year 2017?

Capex (excluding multiclient and SPM investments) is expected to be $2.2 billion for 2017. Capex for the full year 2016 was $2.1 billion.

2)	What was the free cash flow as a percentage of net income before noncontrolling interests and charges and credits, for the fourth quarter of 2016?

Free cash flow, which was $1.1 billion and included approximately $150 million of severance payments, as a percentage of income from continuing operations before noncontrolling interests and charges and credits was 274% for the fourth quarter of 2016.

3)	What was the free cash flow as a percentage of net income from continuing operations before noncontrolling interests and charges and credits, for the full year 2016?

Free cash flow, which was $2.5 billion and included approximately $850 million of payments associated with workforce reductions and $100 million of transaction-related payments associated with the Cameron acquisition, as a percentage of net income before noncontrolling interests and charges and credits was 158% for the full year 2016.

4)	What was included in “Interest and other income” for the fourth quarter of 2016?

“Interest and other income” for the fourth quarter of 2016 was $47 million. This amount consisted of earnings of equity method investments of $18 million and interest income of $29 million.

5)	How did interest income and interest expense change during the fourth quarter of 2016?

Interest income of $29 million decreased $1 million sequentially. Interest expense of $139 million decreased $10 million sequentially.

6)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets (including intangible asset amortization expense resulting from the acquisition of Cameron), certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2016?

The ETR for the fourth quarter of 2016 calculated in accordance with GAAP was 8.8% as compared to 5.1% for the third quarter of 2016. The ETR for the fourth quarter of 2016, excluding charges and credits, was 15.8% as compared to 16.0% for the third quarter of 2016.

8)	How many shares of common stock were outstanding as of December 31, 2016 and how did this change from the end of the previous quarter?

There were 1.391 billion shares of common stock outstanding as of December 31, 2016. The following table shows the change in the number of shares outstanding from September 30, 2016 to December 31, 2016.

(Stated in millions)
Shares outstanding at September 30, 2016	1,391
Shares sold to optionees, less shares exchanged	1
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	—
Stock repurchase program	(1)

Shares outstanding at December 31, 2016	1,391

9)	What was the weighted average number of shares outstanding during the fourth quarter of 2016 and third quarter of 2016 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding during the fourth quarter of 2016 was 1.391 billion and 1.392 billion during the third quarter of 2016.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	(Stated in millions)
	Fourth Quarter 2016	Third Quarter 2016
Weighted average shares outstanding	1,391	1,392
Assumed exercise of stock options	5	4
Unvested restricted stock	5	5

Average shares outstanding, assuming dilution	1,401	1,401

10)	What was the amount of WesternGeco multiclient sales in the fourth quarter of 2016?

Multiclient sales, including transfer fees, were $143 million in the fourth quarter of 2016 and $144 million in the third quarter of 2016.

11)	What was the WesternGeco backlog at the end of the fourth quarter of 2016?

WesternGeco backlog, which is based on signed contracts with customers, was $759 million at the end of the fourth quarter of 2016. It was $845 million at the end of the third quarter of 2016.

12)	What were the orders and backlogs for Cameron Group’s OneSubsea and Drilling Systems businesses?

OneSubsea and Drilling Systems orders and backlogs were as follows:

	(Stated in millions)
	Fourth Quarter 2016	Third Quarter 2016
Orders
OneSubsea	$523	$434
Drilling Systems	$132	$179

Backlog (at the end of period)
OneSubsea	$2,526	$2,527
Drilling Systems	$607	$865

13)	What do the various charges Schlumberger recorded during the fourth quarter of 2016 relate to?

We are making further adjustments to our global support structure and facilities footprint to align our resources to the shape of the recovery. This has led us to record $536 million in restructuring charges. We have also recorded $139 million of pretax charges relating to the Cameron acquisition and a currency devaluation loss in Egypt. These $675 million of pretax charges consist of the following:

•	$234 million of workforce reduction costs

•	$165 million of facility closure costs

•	$98 million of costs associated with exiting certain activities

•	$76 million of merger and integration costs relating to the Cameron acquisition

•	$63 million of currency devaluation loss in Egypt

•	$39 million of contract termination costs

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $27.81 billion in 2016. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, January 20, 2017. The call is scheduled to begin at 7:30 a.m. (US Central Time), 8:30 a.m. (Eastern Time), 2:30 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 20, 2017 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 405410.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site until March 31, 2017.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This full-year and fourth-quarter 2016 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to integrate the Cameron business and to realize expected synergies; the inability to retain key employees; and other risks and uncertainties detailed in this full-year and fourth-quarter 2016 earnings release and Supplemental Information and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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